Contract of Employment

Private and Confidential

Contract of Employment

The information contained in this document includes the requirement of a statement of the terms and conditions of your employment in accordance with the Employment Rights Act 1996.

This agreement is made on 28 February 2011 and is between

Name            Stephen Patrick Hearn and

Company Willis Limited

The main terms and conditions of your employment are set out below. For further details of these and other matters including our Ethical Code, please refer to the Global Policy manual and the Associate Handbook. For the avoidance of doubt, the terms set out in this Contract of Employment take precedence over the Global Policy Manual and the Associate Handbook and offer letter. The contents of the Associate Handbook and Global Policy Manual do not form part of your Contract of Employment, but are indicative of Company Policy and Procedure. The Company reserves the right to vary these Policies and Procedures from time to time.

Date this Employment Begins:         1April 2011

Date Continuous Employment Begins:	1 August 2003

Employment prior to this date with any previous employer does not count as part of your continuous employment with the Company. This date is not necessarily the date used to determine your entitlement to certain benefits.

Current Job Title:        Global Chief Executive Officer- Willis Re

You may be transferred to any other job in the Group which in the reasonable opinion of the Company would be suitable, on terms and conditions no less favourable than those set out in this document.

Location:            51 Lime Street, London

You may be transferred to any other office in the Group. Your agreement to such a transfer will be sought unless in the reasonable opinion of the Company, the transfer does not necessitate you having to move home address.

Base Salary:            £400,000 per annum

Your contractual salary will be your base salary less any sacrifice arrangements you have made. Your contractual salary will be paid monthly in arrears by direct transfer to your bank account. Your base salary will be reviewed annually.

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You authorise the Company to deduct from your remuneration, and to set off against any monies due to you as expenses or otherwise, any sum due to the Company from you including, without any limitation, any overpayments, bonuses, study fees, loans or advances made to you by the Company, and the cost of repairing any damage or loss to the Company's property caused by you.
Hours of Work:
Your normal hours of work are 35 hours per week, 09:00 - I 7:00, Monday to Friday each week (but excluding public holidays) or as agreed locally by Management and/or local practice.

Unless otherwise agreed, these hours shall include one hour for lunch to be taken at a time agreed with your Manager or Director.

You will be expected to work such additional hours as necessary to meet the demands of the business. You may also be required to vary the pattern of your working hours as necessitated by changing commercial needs, if in the reasonable opinion of the Company it is practicable for you to comply. Any additional hours worked are subject to the provisions of the Working Time Regulations I 998 and any amendment(s) to the Regulations thereof.

Employment Obligations:
During your working hours you must devote the whole of your time, attention and ability to the business of the Company and at all times you must promote the interest and general welfare of the Group.

Whilst this Contract is in force you may not take any outside employment or engage in any business without prior written agreement of your Partners Group Member nor may your additional employment render your total working time in breach of the Working Time Regulations.

You are not permitted to engage in any activity, which might interfere with the performance of your duties or cause a conflict of interest.

Errors and Omissions     During and following termination of your employment you agree to:

a)	provide the Company with full co-operation and assistance where necessary in relation to any work carried out by you during your employment with the Company, including but not limited to:

i)	providing information and a factual explanation of your role in the insurance placing, administration and risk management process;

ii)	meeting with the Company's counsel to answer questions regarding any claims brought by or against the Company:
and

iii)	providing statements of evidence, affidavits and meeting
in person with the Company's counsel in order to be prepared for any evidence that you may be required to provide;

b)
in respect of actual or potential errors and omissions, participate in deposition, arbitration and/or heating preparation meetings with the Company's counsel as required and to provide testimony and to allow Company's counsel to act as your counsel during the aforementioned preparation meetings and any hearings (payment of counsel's fees to be made by the Company); and additionally, to

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the extent necessary, you will make available other information, statements of evidence and affidavits to the Company's counsel as needed provided however:

i)	the Company agrees to provide as much advance notice as possible to you regarding such assistance; plus

ii)
if the claim does not settle or otherwise resolve, and if requested by the Company by giving you no less than three weeks' notice of trial, you will give trial and/or arbitration testimony, and you will meet with Company's counsel for preparation for such testimony.

The Company will pay the reasonable costs incurred by you in participating in any deposition and/or hearing preparation meetings, providing the deposition and/or hearing testimony in the claim, and any trial and/or arbitration testimony and preparation are in accordance with the Company's expense management policy in place from time to time.
Duty of Confidence:
During and after the termination of this Contract you must keep with inviolable secrecy and may not use for any purpose nor reveal to anyone (other than those whose province it is to know the same) any secret or confidential information entrusted to or discovered by you. This includes but is not limited to information concerning the ·Company's business, operations, products, markets, trade secrets, technical know how, product formulations or techniques, names or lists of employees, Clients or Prospective Clients and their insurance or commercial affairs or any other matters pertaining to them and revealed to you in the course of your employment which has not come into the public domain. This duty applies without time limit.

For further guidance, the provisions concerning Confidential Information are set out in full in the Global Policy Manual.

Copyright, Inventions and Patents

You must promptly disclose to the Company all ideas, concepts, works, methods, discoveries, improvements, inventions or designs which you create or produce either alone or with others (except those created or produced wholly outside working hours which are totally unconnected with your employment) ("the Works"). All and any rights of whatever nature in each such Work shall belong absolutely to the Company and you shall hold the same in trust for the Company until such proprietary rights shall be fully and absolutely vested in the Company. The Company shall be entitled to make such modifications or adaptations to or from any of the Works as it shall in its absolute discretion determine.

You hereby assign to the Company with full title guarantee by way of assignment all present and future copyright, database rights, design rights (whether registered or unregistered) and other proprietary rights (if any) and all rights of action for damages for infringement of such rights for the full term thereof and any renewals and extensions thereof throughout the world and you hereby waive in favour of the Company all moral rights conferred on you by chapter 4 of part 1 of the Copyright Designs and Patents Act 1988 in relation to any of the Works and at the request and expense of the Company you shall do all things and execute all documents necessary or desirable to substantiate the rights of the Company in the Works.

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Other Obligations:

You shall not without the prior written consent of the Company for a period of 12 months after the termination of your employment, other than after the wrongful termination of your employment by the Company, whether on behalf of yourself or any other person, firm or company in competition with the Company or the Group, directly or indirectly:
(i)solicit Business from; or
(ii)seek to procure orders from; or                    (iii) transact or handle Business or otherwise deal with; or
(iv) approach, canvass or entice away from the Group the Business of any Client of the Group with whom either you or any person who reports directly to you have personally dealt in the course of your (or their) employment at any time during the 12 months prior to the termination of your employment. The period of this restriction shall be reduced after the date your employment ends by a period equal in length to any period of lawful suspension from your duties or exclusion from any premises of the Company during any period of notice.

The restrictions set out in sub paragraphs (i) and (ii) above shall apply as if the references to the "Prospective Client" were substituted for references to the "Client".

You shall not for a period of 6 months after the lawful termination of your employment directly or indirectly induce or seek to induce any employee of the Group with whom you have worked in the 12 months preceding the termination of your employment (excepting a clerical and secretarial employee) to leave his or her employment where the departure of that employee (whether alone or in conjunction with the departure of other employees who are members of a team in which you have either performed your duties or over which team you have had supervisory responsibilities) would do material harm to the Group and where the departure is intended for the benefit of you or your new employer or any other organisation carrying on a business in competition with the Group.

Each of the above restrictions constitutes an entirely separate and distinct covenant and the invalidity or unenforceability of any such Covenant shall not affect the validity or enforceability of the remaining covenants.

The details of all your obligations are contained in the Global Policy Manual and the Associate Handbook and the terms herein should be read in conjunction with those in the Global Policy Manual and Associate Handbook.
Pension Scheme:

You are entitled to membership of the Willis Stakeholder Pension Scheme (the "Scheme").

If you wish to make personal contributions to the scheme you must elect to do so. If you choose to opt out of the scheme and then change your mind, you may have to provide evidence of good health before you can join.

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The Company will hold certain personal data about you (see the section entitled 'Data Protection') including your name, address and date of birth and other information needed to assist in the smooth running of the     Scheme.In accordance with the Company's requirements under the Data Protection Act 1998, this information will only be available to the Company and the provider of the Scheme (currently Friends Provident plc). It will only be used by the provider to calculate and provide benefits and for the efficient running of the Scheme As a member of the Scheme you agree to authorise details of your membership of the Scheme to be passed from the stakeholder provider to the Company. Certain other personal data about yon, such as fund values and investment choices, is held by the Scheme provider. In order to provide occasional communications concerning your benefits and options under the Scheme, the Company will need to have access to this information and you agree that the Scheme provider may pass on this information to the Company.
Absence from Work:
Your entitlement to payments whilst you are absent from work, and the procedure that you should follow if you are unable to attend the office for any reason are contained in the Associate Handbook.
Right to Search:

In the interests of security the Company reserves the right at any time to search you or your belongings including, without limitation, the x-ray examination of any items brought on Company premises by you. Any personal search shall be carried out in private by an associate duly authorised from time to time by a Director or Manager to the Company to perform a personal search. Prior to the commencement of any personal search you may request to be searched in the presence of a work colleague, the Company may refuse such a request if in its opinion it is reasonable to do so.
Medical Examination:
The Company reserves the right to require you at any time to submit yourself for examination by a doctor appointed by the Company at the Company's expense.

Holidays:
Your holiday entitlement is 25 days per annum

The holiday year runs from 1 January to 31 December. Please refer to the Associate Handbook for your pro rata entitlement in year of joining and of leaving. Payment will be made for Public Holidays.

Employee Benefits:
The Details and eligibility rules of Employee Benefits to which you may be entitled are contained in the Associate Handbook.
Termination of Employment:

a)Either party may terminate this contract by giving notice in writing to the other of not less than 12 months.

b)
The Company shall not be obliged to provide you with work at any time after the notice of termination is given by either party and the Company may in its absolute discretion take one or more of the following steps in respect of all or part of the unexpired period of notice:

i)	Require you to comply with such conditions as the Company may specify in relation to attending or remaining away from the place of business of the

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Company, should you be required to remain away from the office you will be required to take any outstanding holiday during this period of lawful suspension, agreeing the days in advance with management;

ii)	Assign you to such other duties as the Company shall in its absolute discretion determine;

iii)	Withdraw any powers invested in you or suspend or vary any duties or responsibilities assigned to you.

c)
On termination of the Contract for whatever reason you must return to the Company all reports, documents, computer disks, working papers and any other information (in whatever form) received in the course of your employment. In addition all other Group property must be returned.

Company Procedures:
The Associate Handbook and the Global Policy Manual contain details of the Company Procedures affecting your terms and conditions of employment, including our Ethical Code, the Equal Opportunities Policy, Performance Improvement, Disciplinary, Appeals and Grievance procedures which should be read in conjunction with your Contract of Employment.

These documents are available in electronic format on the Company's intranet site. It is your responsibility to familiarise yourself with these documents, and to note amendments of which you will be advised from time to time.

You are specifically advised that it is your responsibility to comply with the Company's policies, rules and procedures, including those contained within the Willis Excellence Model and other compliance documents, as varied or supplemented by it from time to time. Failure to comply with the Company's policies, rules and procedures will be a disciplinary offence and be dealt with in accordance with the Company's disciplinary procedures.

Regulatory Requirements:
You are required to comply with all reasonable requests, instructions and regulations (whether statutory or otherwise) which apply to your employment from time to time including any relevant requirements of the FSA and/or any other relevant regulator. It is your responsibility to familiarise yourself with all such regulations and requirements as made available to you by the Company.

It is a condition of your employment that you demonstrate and maintain competence for the role you carry out through the completion of any training packages and tests introduced by the Company from time to time. In the event of you failing to maintain and demonstrate competence for your role the Company will follow the Performance Improvement Procedure.

Data Protection:
In order to meet its statutory requirements, the Company, as your employer, is required to collect, process and retain personal information about you, including information defined by the Data Protection Act 1998 (the 'Act) as sensitive personal data. By signing this Contract you expressly agree that the Company may collect, process and retain your personal information including, but not limited to, the following sensitive personal data about your:

a)    ethnic origin- to ensure equality of opportunity;

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b)	physical or mental health or condition - as part of sickness records;

c)	disabilities- to facilitate adaptations in the workplace; and

d)	criminal convictions - to comply with the Rehabilitation of Offenders Act.

Your personal information, which will be held securely by Human Resources and, where applicable the Occupational Health Department and/or the Company's Occupational Health providers, is processed in accordance with the principles set out in the Act. You have the right to inspect such information and, if necessary, require connections to be made if the information held about you is inaccurate. Should you wish to inspect or amend any sensitive personal data held about you, please contact Human Resources.

The Company has an integrated Information Technology system and databases which include an integrated Global Payroll and HR database and a Company e-mail system which are located in various locations inside and outside the European Economic Area (EEA), including in the USA and India. You agree that the Company may store and process your personal information, including sensitive personal data outside the EEA. In those countries outside the EEA where the Company maintains its IT systems and databases and whose· data protection law is not equivalent to that which applies in UK, the Company maintains the same rigorous standards with regard to the processing of data in those countries as in the UK.

Collective Agreements:        There are no collective agreements in force that will affect your employment with the Group.

This Agreement or attachments to this agreement supersedes any existing or prior arrangements between you and the Company or any subsidiary or associated Company of Willis Limited. In the event of differing terms, this Contract of Employment will prevail.

Definitions:

For the purposes of this contract the following definitions shall apply:

"Group" means the Company and any holding company or subsidiaries of the Company or any such holding company from time to time.

"Client' means any person, firm, company or other organisation who or which as at the date your employment terminates or at any time during the 12 months prior to that date:

i)	gives or is in the habit of giving instructions directly or through an Intermediary to the
Company or any other company in the Group concerning the Business; or

ii)	is supplied or is in the habit of being supplied directly by the Company or any company in the Group or indirectly through an Intermediary with services relating to the Business; or

iii)	is an insured or reassured or an Intermediary having influence over the introduction or facilitation or securing of the Business with the Company or any other company in the Group.

"Business" means the business of a type carried on by the Company or by any other company in the Group at the date your employment terminates, including but not limited to the placing or broking of insurance or reinsurance world-wide and ancillary services, the provision of risk management or risk transfer advice or due diligence on mergers and acquisitions.

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"Intermediary" means any person, firm or company by or through or with whom or which the Business is introduced and/or facilitated on behalf of an insured or reassured whether or not such intermediary derives any financial benefit from the arrangement.

"Prospective Client" means any person, firm, company or other organisation engaged in substantive negotiations (which have not yet finally been concluded) with the Company or with any other company in the Group in the 12 month period up to the date your employment terminates for the supply of services by the Company or any other company in the Group in relation to the Business.

"Global Policy Manual" means the Willis Group Holdings Limited Global Policy Manual.

Signed for and on behalf of the Company:

/s/ For and on behalf of Willis Limited
17th March 2011

I have read and understood the Terms and Conditions stated in the Contract of Employment document confirm my acceptance of them.

Signed:
/s/ Stephen Hearn
16th March 2011

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